UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2723423
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

Securities Act registration statement file number to which this form relates: 000-21507

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Effective September 29, 2006, Powerwave Technologies, Inc., a Delaware corporation (the “Company”) executed a Second Amendment (the “Second Amendment”) to the Rights Agreement dated as of June 1, 2001 as amended on June 19, 2003 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation as Rights Agent. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement.

The Second Amendment provides that Filtronic shall not be deemed an “Acquiring Person” for the purposes of the Rights Agreement (1) upon acquisition of the Company’s Common Stock (or securities convertible into its Common Stock) by Filtronic, plc, a company registered in England and Wales (“Filtronic”) (or its affiliates) pursuant to that certain Agreement relating to the sale and purchase of the whole of the issued share capital of Filtronic (Overseas Holdings) Limited and the business and assets of Filtronic Comtek (UK) Limited entered into by and among Filtronic, Filtronic Comtek (UK) Limited, and the Company dated June 12, 2006 and amended on September 4, 2006 (the “Filtronic Purchase Agreement”), and (2) upon acquisition of additional shares of Common Stock by Filtronic (or its affiliates) other than pursuant to the Filtronic Purchase Agreement if, upon acquisition of such additional shares of Common Stock, Filtronic and its affiliates are not then collectively the holder of 15% or more of the shares of Common Stock then outstanding (including any remaining shares of Common Stock acquired pursuant to the Filtronic Purchase Agreement).

A copy of the Second Amendment is filed as an Exhibit hereto. The original Rights Agreement was filed as Exhibit 2.1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 5, 2001. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge upon written request.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Second Amendment, each of which is incorporated herein by this reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibits

1	Rights Agreement, dated as of June 1, 2001, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed June 5, 2001).

2	First Amendment to Rights Agreement, dated June 19, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A (Amendment No. 1) filed June 19, 2003).

3	Second Amendment to Rights Agreement, dated September 29, 2006, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 29, 2006).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POWERWAVETECHNOLOGIES, INC.

Dated:	September 29, 2006	By:	/S/ KEVIN T. MICHAELS
Kevin T. Michaels, Chief Financial Officer

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